Exhibit 99.1

                Ramco-Gershenson Completes Redemption
                     of Series C Preferred Shares

    FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--June 1, 2007--Ramco-Gershenson Properties Trust (NYSE:RPT) announced today that it has completed the redemption of its outstanding 7.95% Series C Cumulative Convertible Preferred Shares of Beneficial Interest, CUSIP 751452509. In accordance with the terms of the Series C Preferred Shares, holders had the option to convert each Series C Preferred Share into one common share of beneficial interest of the Trust prior to 5:00 p.m. on May 22, 2007. From the date of the redemption notice until May 22, 2007, 1,856,846 Series C Preferred Shares, or approximately 98% of all shares outstanding, had been converted into common shares. The remaining 31,154 Series C Preferred Shares were redeemed on June 1, 2007, at the redemption price of $28.50 plus accrued and unpaid dividends for an aggregate payout of approximately $900,000.

    In addition, the Board of Trustees has declared, and the Trust has set aside with the transfer agent, a sum sufficient for the payment of pro rata dividends on the Trust's 9.5% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest up to June 1, 2007. Holders of the Series B Preferred Shares will not be paid the pro rata dividend as of June 1, 2007; instead, such funds will be distributed in connection with the next dividend payment on the Series B Preferred Shares.

    "As expected, nearly all of the preferred shareholders took the opportunity to convert their holdings into our common stock," said Dennis Gershenson, President and Chief Executive Officer. "We further anticipate that the approximate 1.9 million common share increase will improve the liquidity of our shares in the market as well as have a positive impact on our fixed charge coverage ratio going forward."

    About Ramco-Gershenson Properties Trust

    Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally. As of June 1, 2007, the Trust owns interests in 84 shopping centers totaling approximately 18.8 million square feet of gross leasable area in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, and Maryland. For further information on Ramco-Gershenson Properties Trust visit the Trust's website at www.rgpt.com.

    This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and should be reviewed in conjunction with the Trust's filings with the U.S. Securities and Exchange Commission and other publicly available information regarding the Trust. Management of the Trust believes that the expectations reflected in forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, including general economic conditions, the strength of key industries in the cities in which the Trust's properties are located, the performance of Trust's tenants and other factors discussed in the Trust's reports filed with the Securities and Exchange Commission.

    CONTACT: Ramco-Gershenson Properties Trust
             Dennis Gershenson, President & CEO or Richard Smith, CFO, 248-350-9900
             FAX: 248-350-9925